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                                                                 March 12, 1997

Stant Corporation
425 Commerce Drive
Richmond, IN 47374

Bessemer Partners & Co.
630 Fifth Avenue, 39th Floor
New York, NY 10111

                          Confidentiality Agreement


         We hereby confirm to Stant Corporation (the "Company") and Bessemer Partners & Co. ("Bessemer Partners") that we are exploring the possible purchase by us (a "Transaction") of all or a significant portion of the stock of the Company. In connection with our analysis of a possible Transaction, we have requested certain oral and written information concerning the Company (collectively, the "Evaluation Material"). In consideration of furnishing the Evaluation Material, the Company and Bessemer Partners request our agreement to the following (it being understood that we are also agreeing to cause our affiliates to comply with the provisions hereof):

         1. The Evaluation Material will be used solely for the purpose of evaluating a possible Transaction and, unless and until we have completed a Transaction pursuant to definitive agreements ("Sale Agreements") between us and the Company and between us and Bessemer Capital Partners ("BCP"), such information will be kept confidential by us and our advisors, except that we may disclose the Evaluation Material or portions thereof to those of our directors, officers and employees and representatives of our advisors (the persons to whom such disclosure is permissible being collectively called "Representatives") who need to know such information for the purpose of evaluating our possible Transaction (it being understood that, before disclosing the Evaluation Material or any portion thereof to such Representatives, we will inform them of the confidential nature of the Evaluation Material and obtain their agreement to be bound by this agreement and not to disclose such information to any other person). We agree to be responsible for any breach of this agreement by our Representatives. In the event that we or any of our Representatives become legally compelled (by deposition,



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interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any of the Evaluation Material, we shall provide Bessemer Partners with prompt prior written notice of such requirement so that Bessemer Partners or the Company may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this agreement. In the event that such protective order or other remedy is not obtained, or that Bessemer Partners or the Company waives compliance with the provisions hereof, we agree to furnish only that portion of the Evaluation Material which we are advised by written opinion of counsel is legally required and to exercise best efforts to obtain assurance that confidential treatment will be accorded such Evaluation Material.

         2. The term "Evaluation Material" does not include any information that (a) at the time of disclosure or thereafter is generally available to and known by the public (other than as a result of a disclosure in violation of this Agreement directly or indirectly by us or our Representatives), (b) was available to us on a nonconfidential basis from a source other than the Company or Bessemer Partners, provided that such source is not and was not known to us to be bound by a confidentiality agreement with Bessemer Partners or the Company, or (c) has been independently acquired or developed by us without violating any of our obligations under this agreement.

         3. If a Transaction is not consummated by us or if the Company or Bessemer Partners so requests, we will promptly return to the Company or Bessemer Partners all copies of the Evaluation Material in our possession or in the possession of our Representatives, and we will promptly destroy all copies of any analyses, compilations, studies or other documents prepared by us or for our use containing or reflecting any Evaluation Material.

         4. Subject to Section 1 above and except as may be legally required or as may be required by applicable stock exchange regulation, (x) without the prior written consent of the Company, we will not, and will direct our Representatives not to, disclose to any person (including the Company and its directors, officers and employees and representatives of the Company's advisors with the exception of Bessemer Partners), and (y) without our prior written consent, each of the Company and Bessemer Partners will not, and will direct their respective directors, officers, employees and representatives of their advisors not to, disclose to any person, (a) the fact that any investigations, discussions or negotiations are taking place concerning a possible Transaction,
(b) that we have



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requested or received Evaluation Material, or (c) any of the terms, conditions or other facts with respect to any possible Transaction, including the status thereof. In the event any party concludes that such disclosure may be so required, such party will give the other party as much notice of the proposed disclosure as is reasonably practicable and an opportunity to comment thereon. The term "person" as used in this agreement will be interpreted broadly to include, without limitation, any corporation, company, partnership or individual.

         5. Until the earliest to occur of (a) the execution by us of a definitive Sale Agreements, (b) an acquisition of the Company by a third party or (c) two years from the date of this agreement, we agree not to initiate or maintain contact (except for those contacts made in the ordinary course of business) with any officer, director or employee or agent of the Company or its subsidiaries regarding its business, operations, prospects or finances, except with the express permission of the Company or Bessemer Partners. It is understood that Bessemer Partners will arrange for appropriate contacts for due diligence purposes. It is further understood that all (i) communications regarding this possible Transaction, (ii) requests for additional information,
(iii) requests for facility tours or management meetings and (iv) discussions or questions regarding procedures, will be submitted or directed to Bessemer Partners.

         6. We understand and acknowledge that neither the Company nor Bessemer Partners is making any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material, and none of the Company, Bessemer Partners, or any of their respective officers, directors, employees, stockholders, owners, affiliates or agents, will have any liability to us or any other person resulting from our use of the Evaluation Material. Only those representations and warranties that are made to us in definitive Sale Agreements when, as, and if they are executed, and subject to such limitations and restrictions as may be specified in such Sale Agreements, will have any legal effect.

         7. We agree that until the earliest to occur of (x) the execution by us of definitive Sale Agreements or (y) the expiration of one year from the date of this agreement, we shall not (a) except with the express permission of the Company or Bessemer Partners in any manner acquire, agree to acquire or make any proposal to acquire, directly or indirectly, any securities or property of the Company or any of its subsidiaries, (b) except at the



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specific written request or written permission of the Company, as the case may be, propose to enter into, directly or indirectly, any merger or business combination involving the Company or any of its subsidiaries or to purchase, directly or indirectly, a material portion of the assets of the Company or any of its subsidiaries, (c) make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Securities and Exchange Commission) to vote, or seek to advise or influence any person with respect to the voting or, any voting securities of the Company or any of its subsidiaries, (d) form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) with respect to any voting securities of the Company or any of its subsidiaries, (e) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the Company, (f) disclose any intention, plan or arrangement inconsistent with the foregoing or (g) advise, assist or encourage any other persons in connection with any of the foregoing. We also agree during such period not to request the Company or Bessemer Partners, directly or indirectly, to amend or waive any provision of this paragraph (including this sentence). We, the Company and Bessemer Partners agrees during such period not to take any action which might require any of the parties to make a public announcement regarding the possibility of a business combination or merger.

         8. We also understand and agree that no contract or agreement providing for a Transaction shall be deemed to exist between us and the Company and/or any of its stockholders unless and until definitive Sale Agreements have been executed and delivered, and we hereby waive, in advance, any claims (including, without limitation, claims for breach of contract) in connection with any possible Transaction unless and until we shall have entered into a definitive Sale Agreements. We also agree that unless and until definitive Sale Agreements between the Company, BCP and us with respect to the acquisition of the Company have been executed and delivered, neither the Company nor any of its stockholders has any legal obligation of any kind whatsoever with respect to any such transaction by virtue of this agreement of any other written or oral expression with respect to such transaction except, in the case of this agreement, for the matters specifically agreed to herein. For purposes of this paragraph, the term "definitive Sale Agreements" does not include an executed letter of intent or any other preliminary written agreement, nor does it include any written or oral acceptance of any offer or bid on our part.



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         9. We agree that, in the event of any breach of the provisions of this agreement, each of the Company and Bessemer Partners shall be entitled to equitable relief, including in the form of injunctions and orders for specific performance, in addition to all other remedies available to the Company or Bessemer Partners at law or in equity. We also hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America located in the City of New York for any actions, suits or proceedings arising out of or relating to this agreement and the transactions contemplated hereby (and we agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agree that service of any process, summons, notice or document by U.S. registered mail to your address set forth above shall be effective service of process for any action, suit or proceeding brought against us in any such court. We hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this agreement or the transactions contemplated hereby in the courts of the State of New York or the United States of America located in the City of New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

         This agreement is for the benefit of the parties hereto and will be governed by and construed in accordance



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with the laws of the State of New York. Our obligations under this agreement will expire two years from the date of this agreement.


                                           Very truly yours,

                                           TOMKINS CORPORATION,

                                           by  /s/ Geoffrey Eaton
                                              -------------------------------
                                               Title:  Director
                                                       Corporate Development

Accepted and agreed as of
the date written above:

STANT CORPORATION,

by  /s/ Ward W. Woods
   ----------------------------
    Title: Chairman

BESSEMER PARTNERS & CO.,

by  LA HOYA CORPORATION,
   ----------------------------
    its managing general
    partner,

by  /s/ Ward W. Woods
   ----------------------------
    Title: President